EXHIBIT 10.11

Date=Grant Date

TO:        <@Name@>

FROM:    Alan S. Armstrong

SUBJECT:    2013 Restricted Stock Unit Award

You have been granted a restricted stock unit award. This award, which is subject to adjustment under the 2013 Restricted Stock Unit Agreement (the “Agreement”), is granted to you in recognition of your role as a non-management director for The Williams Companies, Inc. It is granted and subject to the terms and conditions of The Williams Companies, Inc. 2007 Incentive Plan, as amended and restated from time to time, and the Agreement.

Subject to all of the terms of the Agreement, you will become entitled to payment of this award three years after the date on which this award is made.

If you have any questions about this award, you may contact a dedicated Fidelity Stock Plan Representative at 1-800-544-9354.

2013 RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), which contains the terms and conditions for the Restricted Stock Units (“Restricted Stock Units” or “RSUs”) referred to in the 2013 Restricted Stock Unit Award Letter delivered in hard copy or electronically to Participant (“2013 Award Letter”), is by and between THE WILLIAMS COMPANIES, INC., a Delaware corporation (the “Company”) and the individual identified on the last page hereof (the “Participant”).

1.    Grant of RSUs. Subject to the terms and conditions of The Williams Companies, Inc. 2007 Incentive Plan, as amended and restated from time to time (the “Plan”), this Agreement and the 2013 Award Letter, the Company hereby grants an award (the “Award”) to the Participant of <@Num+C @> RSUs effective <@GrDt+C@> (the “Effective Date”). The Award gives the Participant the right to receive the number of shares of the Common Stock of the Company equal to the number of RSUs shown in the prior sentence, subject to adjustment under the terms of this Agreement. These shares are referred to in this Agreement as the “Shares.” Until the Participant receives payment of the Shares under the terms of Paragraph 4, the Participant shall have no rights as a stockholder of the Company with respect to the Shares, except for the right to earn Dividend Equivalents as set forth herein.

2.    Incorporation of Plan and Acceptance of Documents. The Plan is hereby incorporated herein by reference, and all capitalized terms used herein which are not defined in this Agreement shall have the respective meanings set forth in the Plan. The Participant acknowledges that he or she has received a copy of, or has online access to, the Plan and hereby automatically accepts the RSUs subject to all the terms and provisions of the Plan and this Agreement. The Participant hereby further agrees that he or she has received a copy of, or has online access to, the prospectus and hereby acknowledges his or her automatic acceptance and receipt of such prospectus electronically.

3.    Board Decisions and Interpretations. The Participant hereby agrees to accept as binding, conclusive and final all actions, decisions and/or interpretations of the Board, its delegates, or agents, upon any questions or other matters arising under the Plan or this Agreement.

4.    Payment of Shares; Dividend Equivalents.

(a)    Except as otherwise provided in Subparagraph 4(b) or 4(d) below, the Participant shall receive payment of all Shares on the date that is one year after the Effective Date (not including the Effective Date) (the “Maturity Date”). For example, if the Effective Date of the Participant’s award under this Agreement is May ___, 2013, the Maturity Date will be May ___, 2014.

(b)    If the Participant dies prior to the Maturity Date while serving as a Non-Management Director of the Company or his or her service as a Non-Management Director of the Company terminates for any other reason prior to the Maturity Date and such termination constitutes a “separation from service” as defined under Treasury Regulation § 1.409A-1, as amended, the Participant shall receive payment of all Shares at the time of such death or separation from service. In this regard, if at the time a Non-Management Director’s service as a Non-Management Director terminates, such Non-Management Director is also providing services to the Company or an Affiliate (as defined below) as an independent contractor, no separation from service by such Non-Management Director shall occur, and no Shares shall be payable to such Non-Management Director until the date on which such Non-Management Director has a Separation from Service as an Independent Contractor (as defined below) from the Company and its Affiliates.

(c)     All Shares that are paid pursuant to the Participant’s death or separation from service as provided in Subparagraph 4(b) above shall be paid to the Participant upon occurrence of the event giving rise to the right to payment or, in the case of Participant’s death, to the beneficiary of the Participant under the Plan or, if no beneficiary has been designated, to the Participant’s estate, provided that, except as otherwise required under Federal securities laws or other applicable law, all Shares that are paid pursuant to Subparagraph 4(b) above shall be paid not more than 90 days following the occurrence of the event giving rise to the right to payment.

(d)    If the Participant has elected, pursuant to a timely Deferral Election, to defer receipt of the Shares until a separation from service as described in Subparagraph 4(b) above that occurs after the Maturity Date, all Shares shall be paid to the Participant in a lump sum within 30 days following such Participant’s separation from service.

(e)    Shares that become payable under this Agreement will be paid by the Company by the delivery to the Participant, or, in the case of the Participant’s death, to the Participant’s beneficiary or legal representative, of one or more certificates (or other indicia of ownership) representing shares of Williams Common Stock equal in number to the number of Shares otherwise payable under this Agreement.

(f)    Upon conversion of RSUs into Shares under this Agreement, such RSUs shall be cancelled.

(g)    From and after the Effective Date, the Participant shall be entitled to accrue Dividend Equivalents with respect to each Share subject to the Award. Such Dividend Equivalents shall accrue in cash as and when dividends are paid to stockholders generally. Prior to payment, the Dividend Equivalents shall be subject to the same restrictions and limitations set forth herein with respect to the RSUs to which the Dividend Equivalents relate. The Dividend Equivalents accrued hereunder shall be paid in cash in lump sum (without interest) to the Participant (or beneficiary or estate, as applicable) as and when the Shares to which such Dividend Equivalents relate are paid pursuant to this Section 4.

5.    Definitions. As used in this Agreement, the following terms shall have the definitions set forth below.

(a)    “Affiliate” means all persons with whom the Company would be considered a single employer under Section 414(b) of the Code, and all persons with whom such person would be considered a single employer under Section 414(c) of the Code.

(b)    “Separation from Service as an Independent Contractor” will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed by a Non-Management Director for the Company or an Affiliate, but only if the expiration constitutes a good-faith and complete termination of the contractual relationship. An expiration of a contract shall not constitute a good faith and complete termination of the contractual relationship if the Company or an Affiliate anticipates either a renewal of a contractual relationship or the Non-Management Director’s becoming an employee. The determination of whether a Separation from Service as an Independent Contractor has occurred shall be governed by the provisions of Treasury Regulation § 1.409A-1, as amended.

6.    Other Provisions.

(a)    The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

(b)    The Participant agrees and understands that, upon payment of Shares under this Agreement, stock certificates (or other indicia of ownership) issued may be held as collateral for monies he/she owes to the Company or any of its Affiliates, including but not limited to personal loan(s) or the Company credit card debt.

(c)    RSUs, Shares and the Participant’s interest in RSUs and Shares may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to the Participant’s becoming entitled to payment of Shares under this Agreement.

(d)    With respect to the right to receive payment of the Shares under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

(e)    The obligations of the Company under this Agreement are unfunded and unsecured. Each Participant shall have the status of a general creditor of the Company with respect to amounts due, if any, under this Agreement.

(f)    The parties to this Agreement intend that this Agreement meet the applicable requirements of Section 409A of the Code and recognize that it may be necessary to modify this Agreement and/or the Plan to reflect guidance under Section 409A of the Code issued by the Internal Revenue Service. Participant agrees that the Board shall have sole discretion in determining (i) whether any such modification is desirable or appropriate and (ii) the terms of any such modification.

(g)    The Participant hereby automatically becomes a party to this Agreement whether or not he or she accepts the Award electronically or in writing in accordance with procedures of the Board, its delegates or agents.

(h)    Nothing in this Agreement or the Plan shall confer upon the Participant the right to continue to serve as a director of the Company.
(i)    The Participant hereby acknowledges that nothing in this Agreement shall be construed as requiring the Board or Committee to allow a Domestic Relations Order with respect to this Award.
7.    Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Stock Administration Department. Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner. To direct the sale of any Shares issued under this Agreement, the Participant must contact Fidelity at http://netbenefits.fidelity.com or by telephone at 800-544-9354.

8.    Tax Consultation. You understand you will incur tax consequences as a result of acquisition or disposition of the Shares. You agree to consult with any tax consultants you think advisable in connection with the acquisition of the Shares and acknowledge that you are not relying, and will not rely, on the Company for any tax advice.

THE WILLIAMS COMPANIES, INC.

By_____________________________________
Alan S. Armstrong
President and CEO

Participant: <@Name@>
SSN: <@SSN@>